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EXHIBIT 3.05

                AMENDMENT TO RESTRICTED SHARE AGREEMENTS UNDER
       THE 1993 SHARE OPTION AND RESTRICTED SHARE PLAN, ADOPTED BY THE
                              BOARD IN AUGUST 1998

I. Pursuant to Section 12.2 of the Guilford Pharmaceuticals Inc. 1993 Share Option and Restricted Share Plan, as amended, the share forfeiture requirements with respect to outstanding Restricted Share Awards granted under that plan are modified and Section 3.2 of the Holder's Restricted Agreement by replacing current Section 6.1 and replacing in its entirety with the following:

      6.1   VESTING UPON A CHANGE IN CONTROL


            Notwithstanding any other provisions of the Plan or this Agreement, in the event of a "Change in Control" (as defined below), the Limitation Period shall be deemed terminated, the restrictions on transfer set forth above in
Section 3.2 and the forfeiture provisions of Section 3.1 above shall be deemed waived in full with respect to all Shares granted hereunder, and all such Shares shall be deemed fully vested as of the date immediately prior to effective date of the Change in Control if the Holder continues to be employed by the Company as of the date of such accelerated vesting.

II. Sections 6.2 and 6.3 of each Holder's Restricted Share Agreement is hereby deleted in their entirety and Section 6.4 is hereby denominated Section 6.2., and is amended and restated to read in its entirety as follows:

      6.2   DEFINITION OF "CHANGE IN CONTROL".

      A "Change in Control" shall be deemed to have occurred if: (a) any "person" (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, pool, syndicate, or other entity, whether or not incorporated), or any two or more persons acting as a syndicate or group or otherwise acting in concert with regard to the ownership of securities of the Company and thereby deemed collectively to be a "person") as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities (but excluding for purposes of such computation all securities of the Company beneficially owned by such person as of February 22, 1995), unless, in transaction in which a "person" becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of



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securities of the Company representing less than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, prior to the acquisition by such person of securities of the Company which causes such person to have such beneficial ownership, the full Board shall by at least a two-thirds vote have specifically approved such acquisition and determined that such acquisition shall not constitute a Change in Control for purposes of options granted under the Plan despite such beneficial ownership; or (ii) during any two
(2) year period, individuals who at the beginning of such period constitute the Board, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board caused by the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority thereof.


III. A new Section 8A of each Holder's Restricted Share Agreement is hereby added to read as follows:


8A.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

      Notwithstanding any other provision of this Restricted Share Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Holder and the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 8A (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect compensation of the Holder (including groups or classes of participants or beneficiaries of which the Holder is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for a Holder (a "Benefit Arrangement"), if the Holder is a "disqualified individual," as defined in Section 280G(c) of the Code, in the event it shall be determined that any right to receive any payment or other benefit under this Restricted Share Agreement, taking into account all other rights, payments, or benefits to or for Holder under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to a Holder under this Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Payment") which would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Holder with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Holder shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Holder of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Holder retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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      (b) Subject to the provisions of Section 8A(c), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Holder (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Holder within 15 business days of the receipt of notice from the Holder that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Holder may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Holder within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Holder. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8A(c) and the Holder thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Holder.

      (c) The Holder shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. The Holder shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Holder in writing prior to the expiration of such period that it desires to contest such claim, the Holder shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

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provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Holder harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Holder to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Holder agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Holder to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Holder, on an interest-free basis and shall indemnify and hold the Holder harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Holder with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Holder shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Holder of an amount advanced by the Company pursuant to Section 8A(c), the Holder becomes entitled to receive any refund with respect to such claim, the Holder shall (subject to the Company's complying with the requirements of Section 8A(c)) promptly pay to the Company the amount of such refund (together with any interest actually paid or credited thereon after taxes applicable thereto). If, after the receipt by the Holder of an amount advanced by the Company pursuant to Section 8A(c), a determination is made that the Holder shall not be entitled to any refund with respect to such claim and the Company does not notify the Holder in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

IV. Capitalized terms not otherwise defined herein shall have the means set forth in Guilford Pharmaceuticals Inc. 1993 Share Option and Restricted Share Plan, as amended, or the Restricted Share Agreement.

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            IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to Restricted Share Agreement, or caused this Amendment to Restricted Share Agreement to be duly executed and delivered on their behalf, as of the 17th day of August, 1998.



ATTEST:                                  GUILFORD PHARMACEUTICALS INC.



                                         By:
---------------------                        -----------------------------

                                         Title:
                                               ---------------------------

                                         HOLDER:



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